EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No’s. 333-61476, 333-97209, 333-129002, 333-143519, and 333-161159 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-107667 on Form S-3, and Registration Statement No. 333-142400 on Form S-3 of our reports dated March 2, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s change in method of accounting for its convertible debt instruments), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 1, 2010.

/s/ Deloitte & Touche LLP
Buffalo, New York
March 2, 2010